Exhibit 10.1

TERM LOAN AGREEMENT

among
BUNGE LIMITED FINANCE CORP.,
as Borrower,

The Several Lenders from Time to Time Parties Hereto,
and
SUMITOMO MITSUI BANKING CORPORATION,
as Administrative Agent

Dated as of June 30, 2025

Sumitomo Mitsui Banking Corporation, BofA Securities Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., Coöperatieve Rabobank U.A., New York Branch, JPMorgan Chase Bank, N.A. and Mizuho Bank, Ltd., as Lead Arrangers and Joint Bookrunners

US_ACTIVE-206270039.2

TABLE OF CONTENTS
Page
SECTION 1.    DEFINITIONS    1
1.1    Defined Terms.    1
1.2    Other Definitional Provisions.    25
1.3    SOFR Conforming Changes; Disclaimer.    26
1.4    Divisions.    27
SECTION 2.    AMOUNT AND TERMS OF TERM LOANS    27
2.1    Commitments; Term Loan.    27
2.2    Procedure for Loan Borrowing.    28
2.3    Fees, etc.    28
2.4    Prepayments.    29
2.5    Interest Rates and Payment Dates.    31
2.6    Computation of Interest and Fees.    31
2.7    Alternate Rate of Interest.    32
2.8    Pro Rata Treatment and Payments.    34
2.9    Requirements of Law.    35
2.10    Taxes.    37
2.11    Indemnity.    40
2.12    Change of Lending Office.    41
2.13    Illegality.    41
2.14    Replacement of Lenders.    41
2.15    Judgment Currency    42
SECTION 3.    REPRESENTATIONS AND WARRANTIES    43
3.1    No Change.    43
3.2    Existence; Compliance with Law.    43
3.3    Power; Authorization; Enforceable Obligations.    43
3.4    No Legal Bar.    44
3.5    Litigation.    44
3.6    No Default.    44
3.7    Ownership of Property; Liens.    44
3.8    Taxes.    45
3.9    Federal Regulations.    45
3.10    Investment Company Act; Other Regulations.    45
3.11    No Subsidiaries.    45
3.12    Use of Proceeds.    45
3.13    Solvency.    45

3.14    Limited Purpose.    45
3.15    Financial Condition; Beneficial Ownership Certification.    46
3.16    Financial Institutions.    46
3.17    Sanctions.    46
SECTION 4.    CONDITIONS PRECEDENT    47
4.1    Conditions to Effectiveness.    47
4.2    Conditions to Each Loan.    48
4.3    Conditions Subsequent.    49
SECTION 5.    COVENANTS    50
5.1    Affirmative Covenants.    50
5.2    Negative Covenants.    52
5.3    Use of Websites.    53
SECTION 6.    EVENTS OF DEFAULT    54
SECTION 7.    THE ADMINISTRATIVE AGENT    56
7.1    Appointment.    56
7.2    Delegation of Duties.    57
7.3    Exculpatory Provisions.    57
7.4    Reliance by Administrative Agent.    57
7.5    Notice of Default.    58
7.6    Non-Reliance on Administrative Agent and Other Lender    58
7.7    Indemnification.    58
7.8    Administrative Agent in Its Individual Capacity.    59
7.9    Successor Administrative Agent.    59
7.10    Lead Arrangers.    60
7.11    Administrative Agent Communications.    60
7.12    Certain ERISA Matters    60
7.13    Erroneous Payments.    61
SECTION 8.    MISCELLANEOUS    62
8.1    Amendments and Waivers.    62
8.2    Notices.    64
8.3    No Waiver; Cumulative Remedies.    64
8.4    Survival of Representations and Warranties.    65
8.5    Payment of Expenses and Taxes.    65
8.6    Successors and Assigns; Participations and Assignments.    66
8.7    Adjustments; Set-off.    69
8.8    Counterparts; Electronic Signatures.    70
8.9    Severability.    71

8.10    Integration.    71
8.11    GOVERNING LAW.    71
8.12    Submission To Jurisdiction; Waivers.    71
8.13    Acknowledgements.    72
8.14    Confidentiality.    72
8.15    WAIVERS OF JURY TRIAL.    73
8.16    Conversion of Approved Currencies into Dollars.    73
8.17    U.S.A. Patriot Act.    74
8.18    Acknowledgment and Consent to Bail-In of Affected Financial Institution.    74

SCHEDULES:
1.1Commitments
1.2Material Subsidiaries
3.3    Consents, Authorizations, Filings and Notices

EXHIBITS:
A    Form of Guaranty Agreement
B-1    Form of Borrower Responsible Officer’s Certificate
B-2    Form of Borrower Secretary Certificate
B-3    Form of Guarantor Responsible Officer’s Certificate
B-4    Form of Guarantor Secretary Certificate
C    Form of Assignment and Acceptance
D-1    Form of Legal Opinion of Reed Smith LLP
D-2    Form of Legal Opinion of Homburger AG
E    Form of Exemption Certificate
F    Form of Solvency Certificate

TERM LOAN AGREEMENT (as amended, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Agreement”), dated as of June 30, 2025, among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement, as lenders (the “Lenders”), and SUMITOMO MITSUI BANKING CORPORATION (“SMBC”), as Administrative Agent.
The parties hereto hereby agree as follows:
SECTION 1.DEFINITIONS
1.1Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Daily Simple SOFR in effect on such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus the SOFR Adjustment plus 1%. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or Daily Simple SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Daily Simple SOFR, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.8 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.8(b)), then the ABR shall be based on clause (b) above and shall be determined without reference to clauses (a) or (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
“Administrative Agent”: SMBC, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Administrative Agent Fee Letter”: that certain amended and restated agency fee letter, dated June 16, 2023, among the Borrower, the Guarantor and the Administrative Agent.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Commitment then in effect or, if the Commitments have been terminated, such Lender’s Loans then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement”: as defined in the preamble hereto.
“Agreement Currency”: as defined in Section 2.15(b).
“Applicable Commitment Fee Percentage”: the per annum rate of the applicable row of the table below:

Rating	Applicable Commitment Fee Percentage
Level I	0.09%
Level II	0.10%
Level III	0.125%
Level IV	0.175%
Level V	0.225%
“Applicable Creditor”: as defined in Section 2.15(b).
“Applicable Margin”: the per annum rate set forth in the applicable row of the applicable table below:
Tranche A Loans and Tranche B Loans

Rating	Spread
Level I	0.875%
Level II	1.00%
Level III	1.125%
Level IV	1.250%
Level V	1.50%

Tranche C Loans

Rating	Spread
Level I	1.00%
Level II	1.125%
Level III	1.250%
Level IV	1.375%
Level V	1.625%

“Applicable Moody’s Rating”: the senior long-term unsecured debt rating that Moody’s provides of (i) the Guarantor or (ii) if Moody’s does not provide such a rating of the Guarantor, then the Borrower.
“Applicable S&P Rating”: the senior long-term unsecured debt rating that S&P provides of (i) the Guarantor or (ii) if S&P does not provide such a rating of the Guarantor, then the Borrower.
“Assignee”: as defined in Section 8.6(c).
“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit C.
“Assignor”: as defined in Section 8.6(c).
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an interest period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” (or any similar term) pursuant to Section 2.8(e).
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basel III”: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010, each as amended, supplemented or restated; (b) the rules for systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III.”
“Benchmark”: initially, Daily Simple SOFR; provided, however, that if a Benchmark Transition Event and its related Benchmark Replacement Date has occurred with respect to Daily Simple SOFR, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.8(b).
“Benchmark Replacement”: for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable interest period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any Loans subject thereto and/or either the use or administration of Daily Simple SOFR, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities

Business Day,” the definition of “Interest Period” (or any similar term) timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent of the public statement or publication of information referenced therein in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.8 and (y) ending at the time that a Benchmark Replacement has replaced the then current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.8.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender”: as defined in Section 8.7(a).
“Blocking Regulation”: as defined in Section 3.17.

“Board of Directors”: with respect to any Person, the board of directors of such Person or any duly authorized committee thereof.
“Borrower”: as defined in the preamble hereto.
“Borrower Permitted Lien”: Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or upon posting a bond in connection therewith and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Borrower.
“Borrowing”: Loans of the same Type and currency, made, converted or continued on the same date to the Borrower.
“Borrowing Date”: as defined in Section 2.2.
“Borrowing Time”: as defined in Section 2.2.
“Business Combination Agreement”: that certain Business Combination Agreement, dated as of June 13, 2023 (as amended, restated, supplemented or otherwise modified from time to time), by and among Viterra Limited, Guarantor (by way of assignment from Bunge Limited), as buyer, Danelo Limited (“Seller G”), as a seller, CPPIB Monroe Canada, Inc. (“Seller C”), as a seller, Venus Investment Limited Partnership (“Seller B”), as a seller, and Ocarian Limited as trustee for Viterra Employee Benefit Trust (“Seller T”), as a seller (collectively, Seller G, Seller C, Seller B and Seller T shall be referred to herein as the “Sellers”)).
“Business Combination Agreement Representations”: such of the representations made by the Sellers or by or on behalf of Viterra in the Business Combination Agreement as are material to the interests of the Lenders, but only to the extent that the Guarantor has (or an Affiliate of the Guarantor has) the right to terminate the Guarantor’s (or such Affiliate’s) obligations under the Business Combination Agreement or to decline to consummate the Viterra Acquisition, in each case as a result of a breach of such representations in the Business Combination Agreement.
“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be, in relation to Loans referencing Daily Simple SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing Daily Simple SOFR or any other dealings of such Loans referencing Daily Simple SOFR, any such day that is only a U.S. Government Securities Business Day.
“Capital Stock”: with respect to any Person, any and all shares, interests, rights to purchase, warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock or shares, preferred stock or shares and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity).
“Change in Control”: the occurrence of any of the following:

(1)    the Guarantor becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, of 50% or more of the total voting power of the Voting Stock of the Guarantor then outstanding;
(2)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person that is not a Subsidiary of the Guarantor; or
(3)    the first day on which a majority of the members of the Guarantor’s Board of Directors are not Continuing Directors.
“Change in Law”: as defined in Section 2.9(a).
“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is June 30, 2025.
“Code”: the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Commitment”: as to any Lender, its Tranche A Commitment, Tranche B Commitment or Tranche C Commitment, as applicable; “Commitments” shall mean, collectively, as to any Lender, its Tranche A Commitments, Tranche B Commitments and Tranche C Commitments.
“Commitment Fees”: as defined in Section 2.3(b).

“Company Material Adverse Effect”: as defined in Section 4.2(c).
“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.10, 2.11, 2.12 or 8.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continuing Directors”: as of any date of determination, any member of the Board of Directors of the Guarantor who (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Guarantor’s proxy statement in which such member was named as a nominee for election as a director).
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR”: for any day (a “SOFR Interest Day”), a rate per annum equal to SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Interest Day is a U.S. Government Securities Business Day, such SOFR Interest Day or (ii) if such SOFR Interest Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Interest Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the next U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to day “i”. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR.
Provided that if Daily Simple SOFR determined as provided above shall ever be less than the Floor, then Daily Simple SOFR shall be deemed to be equal to the Floor.
“Daily Simple SOFR Loan”: any Loan the rate of interest applicable to which is based on Daily Simple SOFR.
“Daily Simple SOFR Monthly Payment Date”: as defined in the definition of “Interest Payment Date”.
“Default”: any of the events specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: any Lender that (a) has failed to fund any portion of its Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder (unless such Lender has indicated in writing to the Borrower or by public statement that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement cannot be satisfied), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement cannot be satisfied), (c) has otherwise failed to pay over to the Administrative Agent any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (d) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment or has become the subject of a Bail-In Action; provided, that a Lender shall not become a “Defaulting Lender” solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or instrumentality thereof.
“Deferred Closing Prepayment Event”: as defined in Section 2.1(a).
“Designated Website”: as defined in Section 5.3(a).
“Dollar Equivalent”: on any date of determination (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.2(e) using the Rate of Exchange with respect to such currency on such date in effect under the provisions of such Section.
“Dollars” and “$”: dollars in lawful currency of the United States.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any

Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: with respect to any Person, any trade or business (whether or not incorporated) that is a member of a group of which such Person is a member and which is treated as a single employer under Section 414 of the Code.
“ERISA Event”: (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following thirty (30) days; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, the filing of an application for a minimum funding waiver with respect to a Plan, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA) or the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan which could result in the posting of a bond or other security; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (i) a determination that any Plan is, or is expected to be, in “at risk” status, within the meaning of Section 430 of the Code; or (j) the receipt by the Borrower or any of its ERISA Affiliates of a determination that a Multiemployer Plan is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “EUR”: the single lawful currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to a treaty establishing the European Union (as amended from time to time).
“Event of Default”: any of the events specified in Section 6, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Debt”: (i) intercompany debt among the Guarantor and its direct or indirect parents or Subsidiaries, (ii) borrowings under the Existing Credit Agreements (including pursuant to extensions and refinancings thereof with the proceeds of credit facilities, public note issuances or private placements of notes), new credit agreements, new indentures or new note purchase agreements not to exceed an aggregate amount equal to the sum of the commitments or participations existing under the Existing Credit Agreements on the Closing Date (including any commitments that will become available only upon the consummation of the Viterra Acquisition), (iii) commercial paper financings (including, without limitation, any commercial paper program of the Borrower), letters of credit in the ordinary course of business, swap agreements and any other commodity or currency derivatives in the ordinary course of business, (iv) any purchase money indebtedness, capital or synthetic lease obligations, industrial bonds or similar obligations, (v) any trade, seller or customer finance-related financing, (vi) amendments to the Guarantor’s and its Subsidiaries’ securitization program in effect on the Closing Date that increase the aggregate commitments thereunder that exist on the Closing Date in an aggregate amount not to exceed $500,000,000, (vii) borrowings under working capital facilities entered into by the Guarantor and its Subsidiaries in the normal course of business, (viii) debt to fund capital expenditures of the Guarantor and its Subsidiaries in an aggregate amount not to exceed $2,000,000,000, (ix) borrowings under uncommitted lines of credit existing on the Closing Date not to exceed $1,500,000,000, (x) debt to fund any share repurchases by the Guarantor or its Subsidiaries contemplated under the Business Combination Agreement or as authorized by the Guarantor’s board as part of the acquisition plan for the Viterra Acquisition in an aggregate amount not to exceed $1,000,000,000, (xi) borrowings under Viterra’s debt facilities existing on the Viterra Acquisition Closing Date (excluding unsecured, committed revolving credit facilities), and any amendments to, or refinancings of, such existing debt facilities, (xii) any liability management trading of the Guarantor’s or its Subsidiaries’ debt existing on the Closing Date and (xiii) debt (either funded or commitments to fund) to fund any purchases or other acquisitions of assets constituting a business unit, a line of business or division of any person, or equity interests in a Person (in each case, other than the Viterra Acquisition) by the Guarantor or its Subsidiaries in an aggregate amount not to exceed $1,500,000,000 so long as at least $750,000,000 of the aggregate amount of such funded debt has a maturity date that is scheduled to occur on or after the fifth anniversary of the Outside Date.
“Excluded Taxes”: any of the following Taxes imposed on, or required to be withheld or deducted from a payment to a Lender or any other recipient of payment to be made by or on account of any obligation of the Borrower hereunder: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or other recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment under Section 2.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the failure by a Lender to comply with Section 2.10(e), Section 2.10(f), Section 2.10(g), Section 2.10(h), Section 2.10(i) and Section 2.10(j) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order”: Executive Order No. 13224 of September 23, 2001 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.
“Existing Credit Agreements”: (i) the Existing Term Loan Credit Agreement, (ii) that certain Revolving Credit Agreement, dated as of March 1, 2024, among the Borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, (iii) the Guarantor’s and its Subsidiaries’ global securitization program in effect on the Closing Date and (iv) any other syndicated or bilateral credit or loan facilities, indentures or commercial paper facilities, secured or unsecured capital market financings or other debt issuances or the Guarantor and its Subsidiaries in existence on the Closing Date, in each case providing for revolving credit loans, term loans, capital market financings, letters of credit or other borrowings or debt issuances, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or in any manner.
“Existing Term Loan Credit Agreement”: that certain First Amended and Restated Term Loan Agreement, dated as of June 21, 2023, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions party thereto, as lenders.
“FATCA”: (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable to and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code or (b) any treaty, law or regulation of any jurisdiction other than the United States adopted pursuant to an intergovernmental agreement between the United States and such other jurisdiction, which facilitates the implementation of any law or regulation referred to in paragraph (a) above.
“FCA”: the U.K. Financial Conduct Authority.
“FCPA”: as defined in Section 3.17(a).
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter”: that certain third amended and restated fee letter, dated as of [•], 2025, among the Borrower, the Guarantor, the Lead Arrangers and certain other Lenders party thereto.
“Floor”: 0.0%
“Funding Office”: the office of the Administrative Agent specified in Section 8.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents”: as to any Person, the certificate of incorporation and by-laws, articles of association and organization regulations or other organizational or governing documents of such Person.
“Governmental Authority”: any nation or government, any state or local or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or European Central Bank).
“Group Members”: the collective reference to the Borrower, the Guarantor and the Material Subsidiaries.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantor”: Bunge Global SA, a corporation incorporated under the laws of Switzerland, as guarantor pursuant to the Guaranty Agreement.
“Guaranty Agreement”: the Guaranty to be executed and delivered by the Guarantor, substantially in the form of Exhibit A.
“Hedge Agreements”: all swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Indebtedness”: as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP other than any liability in respect of a lease which would, in accordance with GAAP in effect prior to December 15, 2018, have been treated as an operating lease, (e) all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (h) all Guarantee Obligations of such Person (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).
“Indemnified Liabilities”: as defined in Section 8.5.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee”: as defined in Section 8.5.
“Ineligible Institution”: (a) a natural Person, (b) a Defaulting Lender or (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such ABR Loan is outstanding and the final maturity date of such Loan, (b) as to any Daily Simple SOFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) (each such date a “Daily Simple SOFR Monthly Payment Date”) and the final maturity date of such Loan, and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.
“Judgment Currency”: as defined in Section 2.15(b).
“Lead Arrangers”: the Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.
“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.
“Lender-Related Person”: as defined in Section 8.5.
“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
“Level I”, “Level II”, “Level III”, “Level IV” and “Level V”: the respective Level set forth below:

	S&P	Moody’s
Level I	A- or higher	A3 or higher
Level II	BBB+	Baa1
Level III	BBB	Baa2
Level IV	BBB-	Baa3
Level V	BB+ or lower	Ba1 or lower
provided that if on any day the Applicable Moody’s Rating and the Applicable S&P Rating do not coincide for any rating category and the Level differential is (x) one level, then the higher of the Applicable S&P Rating or the Applicable Moody’s Rating will be the applicable Level; (y) two levels, the Level at the midpoint will be the applicable Level; and (z) more than two levels, the highest of the intermediate Levels will be the applicable Level; provided further that if on any day, neither the Applicable Moody’s Rating nor the Applicable S&P Rating is available, the applicable Level shall be Level V.
“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien”: with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Guaranty Agreement and the Notes.
“Loan Parties”: each Group Member that is a party to a Loan Document.
“Material Adverse Effect”: (a) a material adverse effect on the business, property, operations, condition (financial or otherwise) or prospects of the Borrower or of the Guarantor and its consolidated Subsidiaries taken as a whole or (b) a material impairment of the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders against the Borrower or the Guarantor hereunder or under the other Loan Documents.
“Material Subsidiaries”: at any time, any Subsidiary of the Guarantor which at such time is a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC. The Material Subsidiaries as of the Closing Date are set forth on Schedule 1.2 hereto.
“Month”: a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that (a) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
“Moody’s”: Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan”: with respect to any Person, a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which such Person or any ERISA Affiliate of such Person (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan”: a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Non-U.S. Lender”: as defined in Section 2.10(f).
“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“OFAC”: as defined in the definition of “Sanctions.”
“Original Commitment Letter Signing Date”: June 13, 2023.
“Other Connection Taxes”: with respect to a Lender or any other recipient of payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such Lender or other recipient and the jurisdiction imposing such Tax (other than connections arising from such Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(b)).
“Outside Date”: the earliest to occur of (a) December 31, 2025, (b) the closing of the Viterra Acquisition without the use of any proceeds of any Loan hereunder, (c) the date that the Business Combination Agreement is terminated or expires in accordance with the terms thereof and (d) receipt by the Administrative Agent of written notice from the Guarantor of its election to terminate all Commitments in full.
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings for Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Pari Passu Indebtedness”: (i) Indebtedness for borrowed money and (ii) indebtedness incurred in connection with Hedge Agreements entered into in connection with the Loans hereunder and any Pari Passu Indebtedness described in clause (i) above, in each case which ranks not greater than pari passu (in priority of payment) with the Loans.
“Participant”: as defined in Section 8.6(b).
“Participant Register”: as defined in Section 8.6(b).
“Patriot Act”: as defined in Section 8.17.
“Payment”: as defined in Section 7.13.
“Payment Notice”: as defined in Section 7.13.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any Person succeeding to the functions thereof.
“Performing Lender”: any Lender that is a Defaulting Lender solely as a result of the occurrence of an event described in clause (d) of the definition of Defaulting Lender that following such event continues to perform all of its obligations under this Agreement and any other Loan Document, and has not been replaced or repaid in accordance with Section 2.14(b).
“Permitted Indebtedness”: (a) Indebtedness of the Borrower pursuant to this Agreement, (b) Pari Passu Indebtedness and (c) Subordinated Indebtedness.
“Permitted Parties”: as defined in Section 8.14.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: a Single Employer Plan or a Multiple Employer Plan.
“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective; provided that, if the Prime Rate as so determined would be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Rate of Exchange”: as of the relevant date, the rate of exchange set forth on the relevant page of the Reuters screen on or about 11:00 A.M., New York time, for the purchase of (as the context shall require) a currency with any other currency on such date.
“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Daily Simple SOFR, 5:00 a.m. (Chicago time) on the day that is four (4) U.S. Government Securities Business Days preceding the date of such setting and (2) if such Benchmark is not Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register”: as defined in Section 8.6(d).
“Regulation U”: Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X”: Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Relevant Governmental Body”: the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or any successor thereto.
“Required Lenders”: at any time, the holders of more than 50% of the Aggregate Exposure Percentage.
“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: as to any Person, any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President of such Person or any other officer of such Person customarily performing functions similar to those performed by any of the above-designated officers.
“Restricted Person”: a Person that is (a) listed on, or owned 50% or more by or controlled by a Person listed on any applicable Sanctions List; or (b) located in, a resident of,

organized under the laws of, or owned or controlled by, or acting on behalf of, a Person located in or organized under the laws of a country or territory that is or whose government is the target of any applicable country-wide Sanctions. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The term “controlled” has the meaning correlative thereto.
“S&P”: S&P Global Ratings or any successor thereto.
“Sanctions”: any applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) the relevant authorities of Switzerland; or (vi) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”), the United States Department of State, and HM Treasury (together “Sanctions Authorities”).
“Sanctions Authorities”: as defined in the definition of “Sanctions.”
“Sanctions List”: any applicable list issued, maintained or made public by any of the Sanctions Authorities, including, but not limited to the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by HM Treasury, or any similar applicable list issued or maintained or made public by any of the Sanctions Authorities.
“SEC”: the U.S. Securities and Exchange Commission.
“Sellers”: as defined in the definition of “Business Combination Agreement.”
“Single Employer Plan”: a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and no Person other than the Borrower and its ERISA Affiliates or for which the Borrower or any of its ERISA Affiliates has liability, whether direct or contingent or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SMBC”: as defined in the preamble hereto.
“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Adjustment”: with respect to Daily Simple SOFR, 0.10% per annum.
“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website”: the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”: with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subordinated Indebtedness”: Indebtedness of the Borrower (including, without limitation, convertible notes), which is explicitly subordinated in right of payment to the payment in full in cash of the Obligations under the Loan Documents pursuant to the terms and conditions set forth in the transaction documents governing such Indebtedness.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Taxes”: all present or future income, stamp or other taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Tranche A Commitments”: at any time, the aggregate amount of all Lenders’ Tranche A Commitments then in effect.
“Total Tranche A Loans”: at any time, the aggregate principal amount of the Tranche A Loans of the Lenders outstanding at such time.
“Total Tranche B Commitments”: at any time, the aggregate amount of all Lenders’ Tranche B Commitments then in effect.
“Total Tranche B Loans”: at any time, the aggregate principal amount of the Tranche B Loans of the Lenders outstanding at such time.
“Total Tranche C Commitments”: at any time, the aggregate amount of all Lenders’ Tranche C Commitments then in effect.
“Total Tranche C Loans”: at any time, the aggregate principal amount of the Tranche C Loans of the Lenders outstanding at such time.

“Tranche A Commitment”: as to any Lender, the obligation of such Lender to make Tranche A Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche A Commitment” opposite such Lender’s name on Schedule 1.1
“Tranche A Loans”: as defined in Section 2.1(a).
“Tranche A Maturity Date”: with respect to the Tranche A Loans, June 29, 2026.
“Tranche A Term Loan Facility”: the senior unsecured term loan facility in an aggregate principal amount not to exceed the Total Tranche A Commitments.
“Tranche B Commitment”: as to any Lender, the obligation of such Lender to make Tranche B Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche B Commitment” opposite such Lender’s name on Schedule 1.1
“Tranche B Loans”: as defined in Section 2.1(b).
“Tranche B Maturity Date”: with respect to the Tranche B Loans, June 30, 2027.
“Tranche B Term Loan Facility”: the senior unsecured term loan facility in an aggregate principal amount not to exceed the Total Tranche B Commitments.
“Tranche C Commitment”: as to any Lender, the obligation of such Lender to make Tranche C Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche C Commitment” opposite such Lender’s name on Schedule 1.1
“Tranche C Loans”: as defined in Section 2.1(c).
“Tranche C Maturity Date”: with respect to the Tranche C Loans, June 1, 2028.
“Tranche C Term Loan Facility”: the senior unsecured term loan facility in an aggregate principal amount not to exceed the Total Tranche C Commitments.
“Transactions”: the Viterra Acquisition, the transactions under this Agreement and the other Loan Documents and the issuance of senior unsecured notes by the Guarantor or the Borrower through one or more public offerings or in one or more private placements and/or an additional tranche of term loans to fund a portion of the Viterra Acquisition Consideration.
“Transferee”: any Assignee or Participant.
“Type”: as to any Loan, its nature as an ABR Loan or Daily Simple SOFR Loan.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States”: the United States of America.
“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate”: as defined in Section 2.10(f)(iii).
“Viterra”: Viterra Limited, together with its direct and indirect subsidiaries.
“Viterra Acquisition”: the Guarantor’s acquisition of all of the outstanding equity interests of Viterra, pursuant to the Business Combination Agreement, for an aggregate share consideration and cash consideration set forth in the Business Combination Agreement (the “Viterra Acquisition Consideration”).
“Viterra Acquisition Closing Date”: the closing date of the Viterra Acquisition.
“Viterra Acquisition Consideration”: as defined in the definition of “Viterra Acquisition.”
“Voting Stock”: with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent”: any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Other Definitional Provisions.
(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein).
(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e) For purposes of calculating the Dollar Equivalent of any amount denominated in any currency other than Dollars, the Administrative Agent will at least once during each calendar month and on or prior to the date of any Borrowing and any Daily Simple SOFR Monthly Payment Date and at such other times as it in its sole discretion decides to do so or as otherwise directed by the Required Lenders, determine the respective rate of exchange into Dollars of such other currency (which rate of exchange shall be based upon the Rate of Exchange in effect on the date of such determination). Such rate of exchange so determined on each such determination date shall, for purposes of the calculations described in the preceding sentence, be deemed to remain unchanged and in effect until the next such determination date.
(f) Notwithstanding any other provision contained herein or in the other Loan Documents, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, and prepared:

(i) in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in the Loan Documents (and all defined terms used in the definition of any accounting term used in the Loan Documents) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the financial statements referred to herein and in the other Loan Documents. In the event of any change after the Closing Date in GAAP, and if such change would affect the computation of any of the financial covenants set forth in any Loan Document, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s, the Guarantor’s or any of their Subsidiaries’ financial statements at the time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein; and
(ii) without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower, the Guarantor or any of their Subsidiaries at “fair value”, as defined therein.
Notwithstanding any other provision contained herein, all obligations of the Guarantor, the Borrower and any of their respective Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 14, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capital lease) for purposes of the Loan Documents regardless of any change in GAAP following December 14, 2018 (or any change in the implementation in GAAP for future periods that are contemplated as of December 14, 2018) that would otherwise require such obligation to be re-characterized as a capital lease and the Guarantor, the Borrower and their respective Subsidiaries shall continue to provide financial reporting which differentiates between operating leases and capital leases in accordance with GAAP as in effect on December 14, 2018.

1.3SOFR Conforming Changes; Disclaimer.
(a)In connection with the use, administration of, or conventions associated with, Daily Simple SOFR, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will reasonably promptly notify the Borrower of the effectiveness of any such Benchmark Replacement Conforming Changes.

(b)The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the continuation of, administration of, submission of, calculation of, or any other matter related to any interest rate used in this Agreement, or with respect to “ABR”, “Daily Simple SOFR”, any component definition thereof or rates referenced in the definition thereof or any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any then-current Benchmark or any Benchmark Replacement, (ii) any alternative, successor or replacement rate implemented pursuant to Section 2.7, and (iii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes, including without limitation, (A) whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as ABR, the existing Benchmark or any subsequent Benchmark Replacement, or any existing interest rate prior to its discontinuance or unavailability (including any Benchmark), and (B) the impact or effect of such alternative, successor or replacement reference rate or Benchmark Replacement Conforming Changes). The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any ABR or any Benchmark, or any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.
1.4Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.
SECTION 2.AMOUNT AND TERMS OF TERM LOANS
2.1Commitments; Term Loan.
(a) Subject to the terms and conditions hereof, each Lender severally agrees to make a single term loan (each, a “Tranche A Loan”; collectively, the “Tranche A Loans”) in Dollars to the Borrower on the Closing Date in an aggregate principal amount equal to the amount of such Lender’s Tranche A Commitment; provided, however, that in the event that the Borrower is required to and prepays all outstanding Loans, together with all accrued unpaid interest thereon and any other unpaid Obligations pursuant to Section 2.4(c) (a “Deferred Closing Prepayment Event”), then the Tranche A Commitments shall be automatically reinstated upon such prepayment for the period commencing on such date until the Outside Date. During such period, if requested by the Borrower in accordance with Section 2.2, subject to the terms and conditions hereof, each Lender severally agrees to make a subsequent Tranche A Loan in Dollars to the Borrower on a subsequent Borrowing Date in an aggregate principal amount equal to the amount of such Lender’s Tranche A Commitment. Notwithstanding anything to the contrary contained herein, in no event shall the Tranche A Lenders be required to make Tranche A Loans following a Deferred Closing Prepayment Event on more than five (5) occasions. The Borrower shall repay all outstanding Tranche A Loans on the Tranche A Maturity Date (if not prepaid or repaid in full earlier as required pursuant to the terms hereof). Except as provided herein in connection with a Deferred Closing Prepayment Event, once repaid or prepaid, the Borrower may not reborrow Tranche A Loans hereunder and the Tranche A Commitment of each Lender shall terminate concurrently with the making of such Tranche A Loan by each Lender. Notwithstanding anything to the contrary, subject to Section 2.8, all Tranche A Loans shall be required to be maintained as Daily Simple SOFR Loans.
(b) Subject to the terms and conditions hereof, each Lender severally agrees to make a single term loan (each, a “Tranche B Loan”; collectively, the “Tranche B Loans”) in Dollars to the Borrower on the Closing Date in an aggregate principal amount equal to the amount of such Lender’s Tranche B Commitment; provided, however, that upon the occurrence of a Deferred Closing Prepayment Event, the Tranche B Commitments shall be automatically reinstated upon such prepayment for the period commencing on such date until the Outside Date. During such period, if requested by the Borrower in accordance with Section 2.2, subject to the terms and conditions hereof, each Lender severally agrees to make a subsequent Tranche B Loan in Dollars to the Borrower on a subsequent Borrowing Date in an aggregate principal amount equal to the amount of such Lender’s Tranche B Commitment. Notwithstanding anything to the contrary contained herein, in no event shall the Tranche B Lenders be required to make Tranche B Loans following a Deferred Closing Prepayment Event on more than five (5) occasions. The Borrower shall repay all outstanding Tranche B Loans on the Tranche B Maturity Date (if not prepaid or repaid in full earlier as required pursuant to the terms hereof). Except as provided herein in connection with a Deferred Closing Prepayment Event, once repaid or prepaid, the Borrower may not reborrow Tranche B Loans hereunder and the Tranche B Commitment of each Lender shall terminate concurrently with the making of such Tranche B Loan by each Lender. Notwithstanding anything to the contrary, subject to Section 2.8, all Tranche B Loans shall be required to be maintained as Daily Simple SOFR Loans.
(c) Subject to the terms and conditions hereof, each Lender severally agrees to make a single term loan (each, a “Tranche C Loan”; collectively, the “Tranche C Loans”) in Dollars to the Borrower on the Closing Date in an aggregate principal amount equal to the amount of such Lender’s Tranche C Commitment; provided, however, that upon the occurrence of a Deferred Closing Prepayment Event, the Tranche C Commitments shall be automatically reinstated upon such prepayment for the period commencing on such date until the Outside Date. During such period, if requested by the Borrower in accordance with Section 2.2, subject to the terms and conditions hereof, each Lender severally agrees to make a subsequent Tranche C Loan in Dollars to the Borrower on a subsequent Borrowing Date in an aggregate principal amount equal to the amount of such Lender’s Tranche C Commitment. Notwithstanding anything to the contrary contained herein, in no event shall the Tranche C Lenders be required to make Tranche C Loans following a Deferred Closing Prepayment Event on more than five (5) occasions. The Borrower shall repay all outstanding Tranche C Loans on the Tranche C Maturity Date (if not prepaid or repaid in full earlier as required pursuant to the terms hereof). Except as provided herein in connection with a Deferred Closing Prepayment Event, once repaid or prepaid, the Borrower may not reborrow Tranche C Loans hereunder and the Tranche C Commitment of each Lender shall terminate concurrently with the making of such Tranche C Loan by each Lender. Notwithstanding anything to the contrary, subject to Section 2.8, all Tranche C Loans shall be required to be maintained as Daily Simple SOFR Loans.
2.2Procedure for Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice prior to any Borrowing, which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing, specifying (i) the amount of Loans to be borrowed, (ii) whether such Borrowing shall be of Tranche A Loans, Tranche B Loans, Tranche C Loans or a combination thereof, (iii) the location and number of the Borrower’s account to which funds are to be disbursed and (iv) the proposed date of the Borrowing (the “Borrowing Date”). Each Lender will make the amount of its pro rata share of the borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 P.M. (noon), New York City time (the “Borrowing Time”), on the date of the proposed Borrowing, in each case in funds immediately available in Dollars to the Administrative Agent. Such Borrowing will then be made available at (or prior to) 2:00 P.M., New York City time on the proposed Borrowing Date to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Should any borrowing notice from the Borrower indicate an account on the books of another bank or financial institution, the Administrative Agent shall transfer the amounts described in such borrowing notice to such account within a reasonable period of time.
2.3Fees, etc.
(a) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in the Administrative Agent Fee Letter.
(b) Solely in the event that the Borrower repays all outstanding Loans, together with all accrued unpaid interest thereon and any other unpaid Obligations upon the occurrence of a Deferred Closing Prepayment Event, the Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Aggregate Exposure Percentage, commitment fees (the “Commitment Fees”) from the period commencing on the date of such prepayment (and the re-instatement of any Commitments in accordance with Section 2.1(a), (b), and (c), as applicable) to and including the date on which the Commitments are terminated (either by the termination thereof on the Outside Date or as a result of a subsequent funding of the Loans), equal to (x) the aggregate Commitments times (y) a rate per annum equal to the Applicable Commitment Fee Percentage. Accrued Commitment Fees shall be due and payable on the earlier of (x) the second (2nd) Business Day following the termination of the applicable Commitments as a result of a funding of the Loans in accordance with Section 2.1(a), (b), or (c), as applicable, and (y) the Outside Date.
2.4Prepayments.
(a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than (i) 11:00 A.M., New York City time, three (3) U.S. Government Securities Business Days prior thereto, in the case of Daily Simple SOFR Loans, and (ii) 11:00 A.M., New York City time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of Daily Simple SOFR Loans or ABR Loans and (z) whether such prepayment is of Tranche A Loans, Tranche B Loans or Tranche C Loans; provided, that if a Daily Simple SOFR Loan is prepaid on any day other than the Daily Simple SOFR Monthly Payment Date applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
(b) The Loans shall be prepaid at par, plus accrued and unpaid interest, without penalty or premium, in each case, dollar-for-dollar, by the following amounts, in each case within ten (10) Business Days of receipt of such net cash proceeds:
(i) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Guarantor and its Subsidiaries in excess of $100,000,000 per fiscal year (including proceeds from the sale of stock of any Subsidiary of the Guarantor and insurance (other than business interruption insurance) and condemnation proceeds, but in each case (x) after deducting therefrom any reasonable documented fees, commissions and other out-of-pocket costs and expenses related thereto and required to be, and are, paid in cash by the Guarantor or any Subsidiary to any third party in connection therewith, taxes paid or payable in cash to any taxing authorities by the Guarantor or any Subsidiary in connection therewith, that are properly attributable to such transaction and all actual and reasonable amounts that are set aside as a reserve, as required by GAAP, to fund cash payments to third parties for cash adjustments in respect of the purchase price of such assets, and for any liabilities payable in cash associated with such sale, transfer or other disposition in each case and (y) excluding

(i) intercompany sales or dispositions of assets, (ii)  dispositions of inventory, used or surplus equipment, and cash or cash equivalents, (iii) ordinary course of business sales, (iv) dispositions and condemnation or casualty events solely to the extent that such net proceeds are reinvested by the Guarantor or any of its Subsidiaries in assets necessary, used or useful in the operation of its business within one hundred and eighty (180) days following receipt thereof (or, if committed to be reinvested, so long as such reinvestment is actually completed within ninety (90) days after such one hundred and eighty (180) day period) (or, in the case of insurance and condemnation proceeds, such longer period as may be reasonably required to repair, replace or reinstate the affected assets); provided, that if all or any portion of such net cash proceeds not required to be so applied as provided above in this clause (iv) are not so reinvested within such applicable period (or such earlier date, if any, as the Guarantor or the relevant Subsidiary determines not to reinvest the net cash proceeds as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.4(b)(i) without regard to this clause (iv), and (v) sale of any assets related to the Guarantor’s or its Subsidiaries’ sugar business; and
(ii) 100% of the net cash proceeds received from any issuance of Indebtedness securities or incurrence of other Indebtedness for borrowed money (other than Excluded Debt) or issuance of equity securities or equity-linked securities (in a public offering or private placement) by the Guarantor or any of its Subsidiaries, in each case (x) after deducting therefrom any reasonable documented fees, commissions and other out-of-pocket costs and expenses related thereto and required to be, and are, paid in cash by the Guarantor or any Subsidiary to any third party in connection therewith and taxes paid or payable in cash to any taxing authorities by the Guarantor or any Subsidiary in connection therewith, that are properly attributable to such transaction and (y) other than net cash proceeds from (i) equity securities issued pursuant to, or upon the exercise of options or similar rights granted pursuant to, equity-based incentive or deferred compensation plans or arrangements, employee stock purchase plans, dividend reinvestment plans or other compensation plans and, in each case, any hedging or similar arrangements related to any of the foregoing, (ii) grants to employees made in the ordinary course of business, (iii) equity issued by the Guarantor’s Subsidiaries to the Guarantor or its Subsidiaries, (iv) directors’ qualifying shares and/or other nominal amounts required to be held by Persons other than the Guarantor or its Subsidiaries under any Requirement of Law and (v) equity issued to any shareholders of Viterra as contemplated by the Business Combination Agreement.
Any such prepayment pursuant to this Section 2.4(b) shall be applied (i) first to repay the Tranche A Loans ratably among the Lenders under the Tranche A Term Loan Facility, in each case without premium or penalty, (ii) second, after the Tranche A Loans have been reduced to zero, to repay the Tranche B Loans ratably among the Lenders under the Tranche B Term Loan Facility, in each case without premium or penalty, and (iii) third, after the Tranche B Loans have been reduced to zero, to repay the Tranche C Loans ratably among the Lenders under the Tranche C Term Loan Facility until the aggregate amount of Tranche C Loans are equal to $2,000,000,000, in each case without premium or penalty. Notwithstanding the foregoing, no such prepayment pursuant to this Section 2.4(b) shall be required (i) in connection with any incurrence or issuance of Indebtedness by a foreign Subsidiary of the Guarantor to the extent that the Guarantor has reasonably determined that the repatriation of such funds would (x) result in material adverse tax consequences or (y) be prohibited or restricted by any Requirement of Law or Contractual Obligation and (ii) if, after giving effect to such prepayment, the aggregate principal amount of Loans outstanding would be equal to or less than $2,000,000,000; provided that, if the aggregate principal amount of Loans outstanding is greater than $2,000,000,000 prior to giving effect to such prepayment, such prepayment shall be required up to the amount such that the aggregate principal amount of such Loans outstanding is equal to $2,000,000,000.

The Borrower shall notify the Administrative Agent in writing no less than five (5) Business Days prior to making any mandatory prepayment under this Section 2.4(b).

(c) In the event that (i) the Viterra Acquisition has not been consummated on or prior to the second (2nd) Business Day following the Borrowing Date of any Borrowing hereunder or (ii) any condition subsequent set forth in Section 4.3 is not satisfied on the Viterra Acquisition Closing Date, the Borrower shall on the date that is two (2) Business Day following the applicable Borrowing Date prepay all outstanding Loans, together with all accrued unpaid interest thereon and any other unpaid Obligations.
2.5Interest Rates and Payment Dates.
(a) Each Daily Simple SOFR Loan shall bear interest at a rate per annum equal to (i) Daily Simple SOFR as determined for such day plus (ii) the SOFR Adjustment plus (iii) the Applicable Margin.
(b) Each ABR Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the greater of (x) 0.00% and (y) the Applicable Margin minus one percent (1%); provided that if the ABR is being used as an alternate rate of interest pursuant to Section 2.7 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.7(b)), then this clause (ii) shall instead be the Applicable Margin (without subtracting 1%).
(c) During the continuance of an Event of Default all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%. If all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder (other than any amount to which the preceding sentence is applicable) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% from the date of such non-payment until such amount is paid in full (as well after as before judgment).
(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
2.6Computation of Interest and Fees.
(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate on an ABR Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Sections 2.5(a), (b) and (c).
2.7Alternate Rate of Interest.
(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.7, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR for Dollars; or (ii) the Administrative Agent is advised by the Required Lenders that Daily Simple SOFR for Dollars will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan), included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Daily Simple SOFR Loan shall be ineffective and (y) if any Borrowing request requests Daily Simple

SOFR Loans, such Borrowing shall be made as ABR Loans. Furthermore, if any Daily Simple SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.7(a) with respect to the applicable rate applicable to such Daily Simple SOFR Loan, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, then any such Daily Simple SOFR Loan shall immediately be converted by the Administrative Agent to, and shall constitute, an ABR Loan.
(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c) Benchmark Replacement Conforming Changes. The Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.7.
(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the

Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar term) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar term) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of term benchmark Loans or Daily Simple SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Loan based on a Benchmark is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.7 on the date of the receipt of such notice with respect to such Loan, such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan.
2.8Pro Rata Treatment and Payments.
(a)Each Loan from the Lenders hereunder shall be made pro rata according to the respective Commitments of the Lenders.
(b)Except as otherwise provided in Section 2.14(b), each payment by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders; provided, that prepayments pursuant to Section 2.4(a) may be made on a non-pro-rata basis to Tranche A Loans, Tranche B Loans and Tranche C Loans (but pro rata among the Lenders holding Tranche A Loans, Tranche B Loans and Tranche C Loans, respectively) as provided for therein.
(c)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in immediately available funds. Payments and prepayments of all amounts hereunder shall be made in Dollars. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.
(d)Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Borrowing Time on the Borrowing Date that such Lender will not make the amount that would constitute its share of such borrowing on such Borrowing Date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Borrowing Date, and the Administrative Agent may, but shall not be so required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date, and if the Administrative Agent makes such corresponding amount available to the Borrower, then such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If the Administrative Agent makes such Lender’s share of such borrowing available to the Borrower, and if such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after the Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower. The failure of any Lender to make any Loan on the Borrowing Date shall not relieve any other Lender of its obligation hereunder to make a Loan on the Borrowing Date pursuant to the provisions contained herein, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the Borrowing Date.
(e)Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average NYFRB Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.9Requirements of Law.
(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date (a “Change in Law”):
(i) shall subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Benchmark; or
(iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining any Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six Months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-Month period shall be extended to include the period of such retroactive effect.
(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d) Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.

2.10Taxes.
(a) All payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if any Taxes are to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender pursuant to Requirements of Law, as determined in good faith by the applicable Withholding Agent, (x) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law and (y) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c) Whenever any Indemnified Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after receiving demand therefor, for the full amount of (i) any Indemnified Taxes that are attributable to such Lender and that are payable or paid by the Administrative Agent (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.6(b) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document, together with all reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e) Each Lender (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and thereafter upon the reasonable request of the Borrower or Administrative Agent) two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.
(f) Each Lender (or Transferee) that is not a “United States person” (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent whichever of the following is applicable:

        (i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two executed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, U.S. Internal Revenue Service Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii) two executed copies of U.S. Internal Revenue Service Form W-8ECI;
(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E; or
(iv) to the extent a Non-U.S. Lender is not the beneficial owner, two executed copies of U.S. Internal Revenue Service Form W-8IMY, accompanied by U.S. Internal Revenue Service Form W-8ECI, U.S. Internal Revenue Service Form W-8BEN, U.S. Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, U.S. Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner.
(g) Each Non-U.S. Lender shall deliver any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent. Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form pursuant to this Section that such Lender is not legally able to deliver or any form that, in such Lender’s reasonable judgment, the completion, execution or submission of would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(h) A Lender (or participant) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Requirements of Law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or participant) is legally entitled to complete, execute and deliver such documentation and in such Lender’s (or participant’s) reasonable judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender (or participant).
(i) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(j) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.10 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(k) If the Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.10 with respect to Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower agrees to pay, upon the request of the Administrative Agent or such Lender, the amount paid over to the Borrower pursuant to this paragraph (k) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the

Administrative Agent or such Lender in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (k), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (k) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.10(k) shall not be construed to require the Administrative Agent or a Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(l) The agreements in this Section 2.10 shall survive resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all letters of credit and the repayment satisfaction or discharge of all obligations under any Loan Document.
2.11Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Daily Simple SOFR Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Daily Simple SOFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of any Daily Simple SOFR Loan on a day that is not the Daily Simple SOFR Monthly Payment Date with respect thereto, or (d) the assignment of any Daily Simple SOFR Loan other than on the Daily Simple SOFR Monthly Payment Date with respect thereto as the result of a request by the Borrower pursuant to Section 2.14(a); provided, however, that the Borrower shall not be obligated to indemnify a Defaulting Lender that is not a Performing Lender for any such loss or expense (incurred while such Lender was a Defaulting Lender) related to the prepayment or assignment of any Loan owed to such Defaulting Lender. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.12Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.9 or 2.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.9 or 2.10(a).
2.13Illegality. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority shall, in the reasonable opinion of counsel to any Lender, make it unlawful for such Lender to make or maintain any Daily Simple SOFR Loan or if it becomes unlawful and/or contrary to Sanctions, or declared to be contrary to Sanctions or sanctionable by any Sanctions Authority for such Lender to make or maintain any Daily Simple SOFR Loan, then such Lender may, by notice to the Borrower (with notice to the Administrative Agent), immediately declare that such Daily Simple SOFR Loan shall be due and payable. The Borrower shall repay any such Daily Simple SOFR Loan declared so due and payable in full on the Daily Simple SOFR Monthly Payment Date applicable thereto or earlier if required by law, together with accrued interest thereon. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which such Lender has knowledge which would entitle it to repayment pursuant to this Section 2.13 and will use its reasonable efforts to mitigate the effect of any event if, in the sole and absolute opinion of such Lender, such efforts will avoid the need for such prepayment and will not be otherwise disadvantageous to such Lender.
2.14Replacement of Lenders.
(a) The Borrower shall be permitted to replace any Lender (i) that has failed to consent to a proposed amendment, waiver or other modification that, pursuant to the terms of Section 8.1, requires the consent of all Lenders, or all affected Lenders, and with respect to which the Required Lenders shall have granted their consent or (ii) that requests reimbursement for amounts owing pursuant to Section 2.9 or 2.10(a) with a replacement financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) prior to any such replacement, such Lender shall have taken no action under Section 2.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.9 or 2.10(a), (D) the replacement financial institution shall purchase, at par, in immediately available funds, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (E) the Borrower shall be liable to such replaced Lender under Section 2.11 if any Daily Simple SOFR Loan owing to such replaced Lender shall be purchased other than on the Daily Simple SOFR Monthly Payment Date relating thereto, (F) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (G) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (H) the Borrower shall remain liable to such replaced Lender for all additional interest, fees and other amounts (if any) payable hereunder and under the other Loan Documents, including any amounts required pursuant to Section 2.9 or 2.10(a), as the case may be.
(b) The Borrower shall be permitted to replace any Defaulting Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, in immediately available funds, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative

Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. To the extent the Borrower is unable to replace any Defaulting Lender with a replacement financial institution, the Borrower may, to the extent that the reduction in the Total Tranche A Commitments, Total Tranche B Commitments or Total Tranche C Commitments provided for in this sentence does not cause the Total Tranche A Commitments, Total Tranche B Commitments or Total Tranche C Commitments, as applicable, to fall below the outstanding Total Tranche A Loans, Total Tranche B Loans or Total Tranche C Loans, respectively, remove such Defaulting Lender by repaying such Defaulting Lender’s outstanding Tranche A Loans, Tranche B Loans or Tranche C Loans and reducing the Total Tranche A Commitments, Total Tranche B Commitments or Total Tranche C Commitments, as applicable, by an amount equal to such Defaulting Lender’s Tranche A Commitment, Tranche B Commitment or Tranche C Commitment, as applicable.
2.15Judgment Currency
(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 3.REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1No Change. Since December 31, 2024, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
3.2Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business requires such qualification except where the failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.3Power; Authorization; Enforceable Obligations. (a) The Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain Loans hereunder.
(b) The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the Loans on the terms and conditions of this Agreement.
(c) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents to which the Borrower is a party, except consents, authorizations, filings and notices described in Schedule 3.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect.
(d) Each Loan Document to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower.
(e) This Agreement constitutes, and each other Loan Document to which the Borrower is a party, upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
3.4No Legal Bar. (a) The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate the Governing Documents of the Borrower.
(b) The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party, the borrowing hereunder and the use of the proceeds thereof will not violate any Indebtedness instrument (in a principal amount, individually or in the aggregate, of $250,000,000 or more).

(c) The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party, the borrowing hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any other Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien (other than any Borrower Permitted Lien) on any of the Borrower’s properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.
(d) No Requirement of Law or Contractual Obligation applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.
3.5Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues (a) with respect to any of the Loan Documents to which the Borrower is a party or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
3.6No Default. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
3.7Ownership of Property; Liens. The Borrower has good title to all its property, and none of such property is subject to any Lien other than Borrower Permitted Liens.
3.8Taxes. The Borrower has filed or caused to be filed all federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). No Tax Lien (other than any Borrower Permitted Lien) has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.
3.9Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable margin regulations of the Federal Reserve Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
3.10Investment Company Act; Other Regulations. (a) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(b) The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X) that limits its ability to incur Indebtedness.
3.11No Subsidiaries. The Borrower has no direct or indirect Subsidiaries.

3.12Use of Proceeds. The proceeds of the Loans shall be used (i) to pay a portion of the Viterra Acquisition Consideration, (ii) to pay a portion of Viterra’s existing debt facilities on the Viterra Acquisition Closing Date and (iii) to pay the fees and expenses incurred in connection with the Viterra Acquisition, the debt facilities provided under this Agreement and the other Loan Documents and the other transactions contemplated in connection therewith. Each Loan Party shall ensure that proceeds of the Loans received by the Guarantor and, at all times while any Loans are outstanding, used in Switzerland do not exceed the amount accepted by the Swiss federal tax administration as set out in their practice note 010-DVS-2019 dated February 5, 2019 regarding Swiss withholding tax in the group (Mitteilung-010-DVS-2019-d vom 5. Februar 2019 - Verrechnungssteuer: Guthaben im Konzern).

3.13Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
3.14Limited Purpose. The Borrower shall not engage in any business or enterprise or enter into or be a party to any transaction or agreement other than in connection with (i) borrowing under the Commitments hereunder, (ii) the incurrence of other Permitted Indebtedness, (iii) the entering into of Hedge Agreements relating to the Commitments hereunder or the other Permitted Indebtedness having a notional amount not exceeding the aggregate principal amount of such Commitments and such other Permitted Indebtedness then outstanding and (iv) the use of the net proceeds from the borrowings hereunder or the other Permitted Indebtedness to either increase its investments in intercompany loans or to repurchase, redeem or repay the borrowings hereunder or other Permitted Indebtedness outstanding from time to time or pay expenses incurred in connection with such Permitted Indebtedness.
3.15Financial Condition; Beneficial Ownership Certification. The balance sheet of the Borrower as at December 31, 2024 and the related statements of income for the fiscal year ended on such date, reported on by the Borrower’s independent public accountants, copies of which have heretofore been furnished to the Administrative Agent, are complete and correct, in all material respects, and present fairly the financial condition of the Borrower as at such date, and the results of operations for the fiscal year then ended. Such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the external auditors and as disclosed therein, if any). As of the Closing Date, the information included in the Beneficial Ownership Certification of the Borrower is true, complete and correct.
3.16Financial Institutions. No Loan Party is an EEA Financial Institution or a UK Financial Institution.

3.17Sanctions.
(a) The Borrower is, to the extent applicable, in compliance with Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects.
(b) The Borrower is not, and no director or senior officer of the Borrower is, any of the following:
(i) a Restricted Person;
(ii) a Person owned fifty percent (50%) or more or controlled by, or acting on behalf of, any Restricted Person or Restricted Persons; or
(iii) a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.
The foregoing representations in this Section 3.17 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

SECTION 4.CONDITIONS PRECEDENT
4.1Conditions to Effectiveness. This Agreement becomes effective on the first day on which all of the following conditions are satisfied:
(a)Term Loan Agreement; Guaranty Agreement. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1 and (ii) the Guaranty Agreement, executed and delivered by the Guarantor.
(b)Fees. The Lenders and the Administrative Agent shall have received (or shall simultaneously receive) all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter, the Administrative Agent Fee Letter or the Loan Documents (including reasonable fees and expenses of legal counsel); provided, that, in the case of expenses, the Borrower has received a reasonably detailed summary of such expenses not less than two (2) Business Days prior to the Closing Date.
(c)Closing Certificates; Good Standing Certificates. The Administrative Agent shall have received (i) a Responsible Officer’s certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B-1 and a secretary’s certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B-2, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, including (A) the certificate of incorporation of the Borrower, certified by the relevant authority of the jurisdiction of organization of the Borrower, (B) the bylaws of the Borrower, (C) Board of Directors resolutions in respect of the Loan Documents to which the Borrower is a party, and (D) incumbency certificates with respect to the Borrower, (ii) a Responsible Officer’s certificate of the Guarantor, dated the Closing Date, and a certificate of the secretary or assistant secretary of the Guarantor, dated the Closing Date, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, including (A) the articles of association and organizational regulations of the Guarantor, (B) Board of Directors resolutions in respect of the Loan Documents to which the Guarantor is a party, and (C) incumbency certificates with respect to the Guarantor, and (iii) a good standing certificate (or similar certificate) for each of the Borrower and the Guarantor from their respective jurisdictions of organization.
(d)Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
(i)the legal opinion of Reed Smith LLP, New York counsel to the Borrower and New York counsel to the Guarantor; and
(ii)the legal opinion of Homburger AG, Swiss counsel to the Guarantor.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
(e)Financials. The Administrative Agent shall have received (i) with respect to the Guarantor, (x) the GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least one hundred and twenty (120) days prior to the Closing Date, (y) GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least sixty (60) days prior to the Closing Date (and the corresponding period in the prior year) and (z) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Guarantor as of and for the twelve month period ending on the last day of the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to clauses (x) and (y) above giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement) in a form that need not be in compliance with Regulation S-X and (ii) with respect to Viterra, copies of any financial statements delivered to the Guarantor or its Subsidiaries pursuant to the Business Combination Agreement.
(f)Solvency Certificate. The Administrative Agent shall have received a solvency certificate in substantially the form of Exhibit F hereto.
(g)Know Your Customer Information. Each Lender shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, to the extent reasonably requested by such Lender at least ten (10) Business Days prior to the Closing Date.

(h)Beneficial Ownership Certification. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, shall have received such Beneficial Ownership Certification at least three (3) Business Days prior to the Closing Date.
4.2Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any Borrowing Date is subject to the satisfaction of the following conditions precedent:
(a)Representations and Warranties. The representations and warranties set forth in Section 3 and in each other Loan Document shall be true and correct in all material respects (except those which are qualified by materiality, which shall be true and correct in all respects), in each case except to the extent such representation relates to a specific date or period, in which case such representation shall be true and correct in all material respects (except those which are qualified by materiality, which shall be true and correct in all respects) as of such specific date or period.
(b)Company Material Adverse Effect. Since the date of the execution of the Business Combination Agreement, there shall not have been any “Danube Material Adverse Effect” (as defined in the Business Combination Agreement as in effect on the Original Commitment Letter Signing Date) (“Company Material Adverse Effect”).
(c)Borrowing Notice. The Administrative Agent shall have received a borrowing notice meeting the requirements of Section 2.2.

Each Borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions contained in this Section 4.2 have been satisfied.
4.3Conditions Subsequent. The agreement of each Lender to make any Loan requested to be made by it on any Borrowing Date is subject to the satisfaction of the following conditions subsequent no later than two (2) Business Days following the Borrowing Date:
(a)Viterra Acquisition and Business Combination Agreement. The Viterra Acquisition shall have been consummated no later than two (2) Business Days following the Borrowing of the Loans in accordance with the Business Combination Agreement, and the Business Combination Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted by the Guarantor, in any respect that is materially adverse to the Lenders or the Lead Arrangers without the Lead Arrangers’ and the Lenders’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any decrease in the cash purchase price shall not be materially adverse to the interests of the Lenders or the Lead Arrangers so long as either (i) such decrease is in an amount less than $100,000,000 or (ii) such decrease is allocated to reduce the Commitments (or if funded, the Loans), (b) any increase in the purchase price shall not be materially adverse to the Lenders or the

Lead Arrangers so long as such increase is not funded with third party debt for borrowed money, (c) any modification, amendment, consent, waiver or determination in respect of the definition of “Danube Material Adverse Effect” shall be deemed to be material and adverse to the interests of the Lenders and the Lead Arrangers and (d) for the avoidance of doubt, any modification, amendment, consent or waiver in respect of Sections 7.24 or 8.3(f) (solely with respect to the closing deliverables contemplated by Section 1.1(c)(iii)(F)) of the Business Combination Agreement shall be deemed to be material and adverse to the interests of the Lenders and the Lead Arrangers).
(b)Representations and Warranties. On the Viterra Acquisition Closing Date, the Business Combination Agreement Representations shall be true and correct.
(c)Company Material Adverse Effect. On the Viterra Acquisition Closing Date, since the date of the execution of the Business Combination Agreement, there shall not have been any Company Material Adverse Effect.

The Administrative Agent and the Lenders agree that the failure of any of the conditions set forth in this Section 4.3 to be satisfied shall not constitute an Event of Default and the Administrative Agent’s and the Lenders sole remedy with respect to any such failure shall be the Borrower’s obligation to prepay all outstanding Loans, together with all accrued unpaid interest thereon and any other unpaid Obligations, in accordance with Section 2.4(c).
SECTION 5.COVENANTS
While this Agreement is in effect (i.e., until all indebtedness and other amounts payable by the Borrower hereunder have been paid in full and the Lenders no longer have any Commitments hereunder), the Borrower agrees that:
5.1Affirmative Covenants. The Borrower shall:
(a) Provide the Administrative Agent all information that the Administrative Agent may reasonably request in writing concerning the business of the Borrower within a reasonable period of time considering the nature of the request; provided that with respect to any information relating to an annual audited report, the same may be delivered within one hundred and twenty (120) calendar days after the end of the Borrower’s fiscal year.
(b) Furnish or cause to be furnished to the Administrative Agent prompt written notice of the filing or commencement of any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority against or affecting the Borrower that could reasonably be expected to result in a Material Adverse Effect.
(c) Take all actions necessary to ensure that all Taxes and other governmental claims in respect of the Borrower’s operations and assets are promptly paid when due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Borrower.

(d) Comply with all Requirements of Law except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on its ability to perform its obligations under the Loan Documents and in all material respects with Sanctions.
(e) Advise the Administrative Agent of the occurrence of each Default or Event of Default as promptly as practicable after the Borrower becomes aware of any such Default or Event of Default.
(f) Beginning with the fiscal year commencing in 2025, furnish to the Administrative Agent in sufficient number for each Lender as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements consisting of the balance sheet of the Borrower as of the end of such year and the related statements of income and retained earnings and statements of cash flow for such year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, certified by independent certified public accountants satisfactory to the Administrative Agent to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied.
(g) Beginning with the fiscal year commencing in 2025, furnish to the Administrative Agent as soon as available but in any event within sixty (60) days after the end of each of the first three quarters for each fiscal year of the Borrower, unaudited financial statements consisting of a balance sheet of the Borrower as at the end of such quarter and a statement of income and retained earnings and of cash flow for such quarter, setting forth (in the case of financial statements furnished for calendar quarters subsequent to the first full calendar year of the Borrower) in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year.
(h) Furnish, or cause to be furnished, to the Administrative Agent together with the financial statements required pursuant to clause (f) and clause (g) a certificate of a Responsible Officer of the Borrower stating that the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Borrower.
(i) (i) Except as otherwise permitted by the Loan Documents, preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.
(j) Use the proceeds from the Loans hereunder (i) to pay a portion of the Viterra Acquisition Consideration, (ii) to pay a portion of Viterra’s existing debt facilities on the Viterra Acquisition Closing Date and (iii) to pay the fees and expenses incurred in connection with the Viterra Acquisition, the debt facilities provided under this Agreement and the other Loan Documents and the other transactions contemplated in connection therewith.

(k) Provide to the Administrative Agent the following notices and documents (provided that, solely with respect to clauses (i), (ii) and (iii) below, the Borrower shall only be obligated to provide such notices and documents to the extent that any of the events or occurrences described in such clauses is reasonably expected to result in a material liability):
(i)promptly and in any event within ten (10) days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower or such ERISA Affiliate describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto;
(ii)promptly and in any event within two (2) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
(iii) promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B) above; and
(iv) promptly upon request, copies of (A) any documents described in Section 101(k) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan, and (B) any notices described in Section 101(l) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided, that if the Borrower or the applicable ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon the request of the Administrative Agent, which request shall not be more frequent than once during any twelve (12) Month period, the Borrower or applicable ERISA Affiliate shall promptly make a request for such documents or notices and shall provide copies of such documents and notices promptly and in any event within five (5) Business Days after receipt thereof.
(l) Promptly upon a Responsible Officer of the Borrower becoming aware that the Borrower has received formal notice that it has become subject of any action or investigation under any Sanctions, the Borrower shall, to the extent permitted by law, supply to the Administrative Agent details of any such action or investigation.
(m) Promptly upon the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent the information reasonably requested, to the extent such information is available to the Borrower, in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case in accordance with the Borrower’s past practices.
(n) Advise the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification of the Borrower provided to the Administrative Agent or any Lender that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
5.2Negative Covenants. The Borrower will not:
(a) Contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its property or assets, whether now owned or hereafter acquired other than Borrower Permitted Liens.
(b) Create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability except Permitted Indebtedness.
(c) Except for loans made to any Subsidiary of the Guarantor, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any assets, stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.
(d) Enter into any merger, consolidation, joint venture, syndicate or other form of combination with any Person, or sell, lease or transfer or otherwise dispose of any of its assets or receivables or purchase any asset, or engage in any transaction which would result in the Borrower ceasing to be, directly or indirectly, a wholly-owned Subsidiary of Guarantor.
(e) Enter into or be a party to any agreement or instrument other than the Loan Documents and any agreement or instrument related to the incurrence of Permitted Indebtedness.
(f) Except as permitted by any Loan Document, make any expenditure (by long-term or operating lease or otherwise), excluding those relating to foreclosure, for capital assets (both realty and personalty), unless such expenditure is approved in writing by the Administrative Agent.
(g) Engage in any business or enterprise or enter into any material transaction other than as contemplated by the Loan Documents.
(h) Amend its certificate of incorporation or bylaws without the prior written consent of the Administrative Agent.

(i) Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks directly arising from its borrowings under this Agreement or other Permitted Indebtedness.
(j) Knowingly permit or authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loans or other transactions contemplated by this Agreement (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, (ii) to fund any trade, business or other activities involving or for the benefit of any Restricted Person except as otherwise permitted or authorized by Sanctions or Sanctions Authorities, including, without limitation, as authorized by OFAC general or specific license or (iii) in any other manner that would result in any of the Borrower, the Guarantor, the Administrative Agent, a Lead Arranger or a Lender being in breach of any Sanctions or becoming a Restricted Person.
The foregoing covenants in this Section 5.2(j) will not apply to any party hereto to which Blocking Regulation applies, if and to the extent that such covenants are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.
5.3Use of Websites.
(a) The Borrower may satisfy its obligation to deliver any public information to the Lenders by posting this information onto an electronic website designated by the Borrower and the Administrative Agent (the “Designated Website”) by notifying the Administrative Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website; provided, that in any event the Borrower shall supply the Administrative Agent with one copy in paper form of any information which is posted onto the website.
(b) The Administrative Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Administrative Agent.
(c) The Borrower shall promptly upon becoming aware of its occurrence notify the Administrative Agent if:
(i) the Designated Website cannot be accessed due to technical failure;
(ii) the password specifications for the Designated Website change;
(iii) any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv) any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v) the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Administrative Agent under Section 5.3(c)(i) or Section 5.3(c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Administrative Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

SECTION 6.EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, fees or any other amount payable hereunder or under any other Loan Document, within three (3) days after any such interest, fees or other amount becomes due in accordance with the terms hereof; or
(b)any representation or warranty made or deemed made by the Borrower or the Guarantor herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c)the Borrower shall default in the observance or performance of any agreement contained in Section 5.1(e), Section 5.1(i)(i) or Section 5.2 of this Agreement or the Guarantor shall default in the observance or performance of any agreement contained in Sections 8.1(c), 8.1(g)(i), 8.1(h) or 8.2 of the Guaranty Agreement; or
(d)the Borrower or the Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Borrower or the Guarantor has knowledge of such default and (ii) the Borrower or the Guarantor receives written notice thereof from the Administrative Agent or the Required Lenders; or
(e)any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding Dollar Equivalent principal amount of which exceeds in the aggregate $100,000,000; or
(f)(i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)one or more judgments or decrees shall be entered against any Group Member involving in the Dollar Equivalent aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or
(h)any of the Loan Documents shall cease, for any reason, to be in full force and effect or the Borrower or the Guarantor shall so assert in writing; or
(i)a Change in Control of the Guarantor shall have occurred; or

(j)the Borrower shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and shall not be exempt from compliance under the Investment Company Act of 1940, as amended;
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower or the Guarantor, then in such case automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 7.THE ADMINISTRATIVE AGENT
7.1Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
7.2Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
7.3Exculpatory Provisions. Neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document, or in connection herewith or therewith, (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) nor (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
7.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Guarantor or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
7.5Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Guarantor or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
7.6Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
7.7Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Guarantor or the Borrower and without limiting the obligation of the Guarantor or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
7.8Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
7.9Successor Administrative Agent. The Administrative Agent may resign, or shall resign upon the request of the Required Lenders in the event the Administrative Agent becomes a Defaulting Lender and is not a Performing Lender, as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Sections 6(a), 6(e) or 6(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 7.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
7.10Lead Arrangers. The Lead Arrangers shall not have any duties or responsibilities hereunder in its capacity as such. No Lead Arranger shall have or be deemed to have any fiduciary relationship with any Lender.
7.11Administrative Agent Communications. The Administrative Agent shall provide to each Lender a copy of each material report, certificate, statement or other communication required to be delivered to it under the Loan Documents and which has not been delivered to the Lenders; provided, that posting by the Administrative Agent to Intralinks or to a similar electronic distribution location shall satisfy the requirements of this Section. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

7.12Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments;
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c) The Administrative Agent, and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
7.13Erroneous Payments.
(a)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 7.13(a) shall be conclusive, absent manifest error.
(b)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative

Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(d)Each party’s obligations under this Section 7.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
SECTION 8.MISCELLANEOUS
8.1Amendments and Waivers.
(a) Subject to Section 2.7(b), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall; (s) permit borrowings in a currency not otherwise permitted hereunder without the written consent of each Lender directly affected thereby, (t) amend the definition of “Aggregate Exposure Percentage” or any other provision of any Loan

Document having the effect of modifying the pro rata treatment among the Lenders and among all Lenders generally thereunder, without the written consent of all Lenders; (u) modify or waive any provision of Section 2.8, without the written consent of all of the Lenders; (v) amend or modify this Agreement to, or otherwise permit any, payment subordination of the Obligations to any other Indebtedness, in each case, without the written consent of each Lender directly affected thereby, (w) reduce (by way of forgiveness or otherwise) the principal amount or extend the final scheduled date of maturity of any Loan, reduce the amount or stated rate of any interest or fee payable hereunder (except (1) in connection with the waiver of applicability of any post-default increase in interest rates and (2) that any amendment or modification of defined terms used in the financial covenants in this Agreement or the other Loan Documents shall not constitute a reduction in the rate of interest or fees for purposes of this clause (w)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, or increase any Lender’s Aggregate Exposure Percentage, in each case without the written consent of each Lender directly affected thereby; (x) eliminate or reduce the voting rights of any Lender, or otherwise amend any provisions, under this Section 8.1, without the written consent of such Lender; (y) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release the Guarantor from its obligations under the Guaranty Agreement, or assign any obligations under the Guaranty Agreement, effect any action pursuant to Section 17 of the Guaranty Agreement, or change any provision hereof requiring ratable funding or ratable sharing of payments or setoffs or otherwise related to the pro rata treatment of Lenders, in each case without the written consent of all Lenders; or (z) amend, modify or waive any provision of Section 7 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
(b) Notwithstanding Section 8.1(a), the Commitments and Aggregate Exposure of any Defaulting Lender that is not a Performing Lender shall be disregarded for all purposes of any determination of whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.1(a)), provided, that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender.
8.2Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	1391 Timberlake Manor Parkway Chesterfield, Missouri 63017 Attention: Treasurer Tel. No: (636) 292-3029 Telecopy: (636) 292-4029

with a copy to:

Bunge Global SA
Route de Florissant 13
1206 Geneva, Switzerland

with a copy to:

Bunge Global SA
1391 Timberlake Manor Parkway
Chesterfield, Missouri 63017
Attention: Treasurer
Tel. No: (636) 292-3029
Telecopy: (636) 292-4029

Administrative Agent:
Sumitomo Mitsui Banking Corporation
277 Park Avenue, New York 10172
Attention: Agency Services
Email: BCDADAgencySpecialProducts@smbcgroup.com

with a copy to: cmragency@smbcgroup.com
with a copy to: PMcgoldrick@smbcgroup.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
8.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
8.5Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the properties owned by such Group Members and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to any Environmental Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act, that any of them might have by statute or otherwise against any Indemnitee. For the avoidance of doubt, no Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that any such damages are determined in a final and non-appealable judgment of a court of competent jurisdiction, to result from the willful misconduct or gross negligence of such Indemnitee. All amounts due under this Section 8.5 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 8.5 shall be submitted to the Treasurer (Telephone No. (636) 292-3029; Telecopy No. (636) 292-4029), at the address of Bunge Global SA set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 8.5 shall survive repayment of the Loans and all other amounts payable hereunder. Notwithstanding the foregoing, and for the avoidance of doubt, this Section 8.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.
To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Lead Arranger and any Lender, and any Affiliates of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this paragraph shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in the preceding paragraph, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
8.6Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that (i) the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and (ii) any attempted assignment or transfer by the Borrower without such consent shall be null and void.
(b) Any Lender other than any Conduit Lender may, without the consent of the Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (other than the Borrower or any of its Affiliates or an Ineligible Institution) (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except any amendment, waiver or consent described in clause (w) of the proviso to Section 8.1(a) that affects such Participant, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 8.7 as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.10 and 2.11 (and subject to the limitations thereof) with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.10, such Participant shall have complied with the requirements of Section 2.10) (including the requirements under Sections 2.10(e), 2.10(f) and 2.10(i) (it being understood that the documentation required under Sections 2.10(e), 2.10(f) and 2.10(i) shall be delivered to the participating Lender)) as if it was a Lender, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to Sections 2.9, 2.10 or 2.11 (as the case may be) than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting as a non-fiduciary agent on behalf of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment or Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive, in the absence of manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(c) Any Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Person (other than the Borrower or any of its Affiliates or an Ineligible Institution) (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed, and in the case of the Borrower shall be deemed to have been given if the Borrower has not responded to a proposed assignment within ten (10) Business Days following its receipt of notice of such proposed assignment) shall be required in the case of any assignment to a Person that is not a Lender or a Lender Affiliate (except that the consent of the Borrower shall not be required for any assignment that occurs when either a Default or an Event of Default shall have occurred and be continuing) and (ii) unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement or if otherwise consented to by the Borrower and the Administrative Agent. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 8.6(c).
(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount (and stated interest) of the Loans owing to, each Lender from time to time, which Register shall be made available to the Borrower and any Lender upon reasonable request. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan or Commitment, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan or Commitment evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan or Commitment accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.
(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 8.6(c), together with payment to the Administrative Agent of a registration and processing fee of $4,000 (such fee not payable with respect to assignments to an Assignor’s Affiliate and such fee not to be payable by the Borrower, except for an assignment pursuant to Section 2.15), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.
(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.
(h) Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
8.7Adjustments; Set-off. Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders on a non pro rata basis, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 6(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Guarantor or the Borrower, any such notice being expressly waived by the Guarantor and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Guarantor or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Guarantor or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
8.8Counterparts; Electronic Signatures.
(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or portable document format shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
(b) The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any ancillary document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the

Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.
8.9Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.10Integration. This Agreement and the other Loan Documents represent the entire agreement of the Guarantor, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
8.11GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED OR WOULD REASONABLY BE EXPECTED TO OCCUR), (B) THE DETERMINATION OF THE ACCURACY OF ANY BUSINESS COMBINATION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY OR ANY BUSINESS COMBINATION AGREEMENT REPRESENTATION THERE HAS BEEN A FAILURE OF A CONDITION PRECEDENT TO THE GUARANTOR’S (OR ITS AFFILIATES’) OBLIGATION TO CONSUMMATE THE VITERRA ACQUISITION OR SUCH FAILURE GIVES THE GUARANTOR THE RIGHT TO TERMINATE THE GUARANTOR’S (OR ITS AFFILIATES’) OBLIGATIONS UNDER THE BUSINESS COMBINATION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE VITERRA ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE BUSINESS COMBINATION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS EXECUTED AND PERFORMED ENTIRELY WITHIN SUCH JURISDICTION WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CASE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
8.12Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and appellate courts from any thereof;
(b)consents that any such action or proceeding, whether in contract, tort or otherwise and whether at law or in equity, may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Affiliates or any of its or their respective directors, officers, employees, agents or advisors may only) be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or any other Loan Party or its properties in the courts of any other jurisdiction; and
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in any Loan Document, against any special, exemplary, punitive or consequential damages asserted against such Indemnitee by a third party.
8.13Acknowledgements. The Borrower hereby acknowledges and agrees that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
8.14Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, vendors, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (the “Permitted Parties”), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued or any insurer, insurance broker or direct or indirect provider of credit protection with respect to such Lender or Permitted Parties, (i) to any credit insurance provider or any credit risk insurance broker relating to the Borrower and its obligations, (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (k) to the CUSIP Service Bureau or any similar organization, (l) in connection with the exercise of any remedy hereunder or under any other Loan Document or (m) with the prior written consent of the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments; provided, that the Administrative Agent and the Lenders shall have obtained such service providers’ written agreement to maintain the confidentiality of all non-public information relating to this Agreement and the other Loan Documents.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
8.15WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR

PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, AND WHETHER AT LAW OR IN EQUITY, AND FOR ANY COUNTERCLAIM THEREIN.
8.16Conversion of Approved Currencies into Dollars. Unless the context otherwise requires, any calculation of an amount or percentage that is required to be made by the Borrower or the Administrative Agent under the Loan Documents shall be made by first converting any amounts denominated in currencies other than Dollars into Dollars at the Rate of Exchange pursuant to Section 1.2(e).
8.17U.S.A. Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
8.18Acknowledgment and Consent to Bail-In of Affected Financial Institution.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BUNGE LIMITED FINANCE CORP. By: /s/ Rajat Gupta Printed Name: Rajat Gupta Title: President

[Signature Page to Term Loan Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as the Administrative Agent and Lender By: /s/ Jun Ashley Printed Name: Jun Ashley Title: Director

[Signature Page to Term Loan Agreement]

BANK OF AMERICA, N.A., as Lender By: /s/ Ryan Van Stedum Printed Name: Ryan Van Stedum Title: Vice President

[Signature Page to Term Loan Agreement]

BANK OF MONTREAL, as Lender By: /s/ Katherine Robinson Printed Name: Katherine Robinson Title: Managing Director

[Signature Page to Term Loan Agreement]

BNP PARIBAS, as Lender By: /s/ Christopher Sked Printed Name: Christopher Sked Title: Managing Director By: /s/ Valentin Detry Printed Name: Valentin Detry Title: Vice President

[Signature Page to Term Loan Agreement]

COÖPERATIEVE RABOBANK, U.A., NEW YORK BRANCH, as Lender

By: /s/ Anna L. Pearson
Printed Name: Anna Pearson
Title: Executive Director

By: /s/ Jan Hendrik de Graff
Printed Name: Jan Hendrik de Graff
Title: Managing Director

[Signature Page to Term Loan Agreement]

JPMORGAN CHASE BANK, N.A., as Lender By: /s/ Charles Shaw Printed Name: Charles Shaw Title: Executive Director

[Signature Page to Term Loan Agreement]

MIZUHO BANK, LTD., as Lender By: /s/ Tracy Rahn Printed Name: Tracy Rahn Title: Executive Director

[Signature Page to Term Loan Agreement]

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as Lender By: /s/ Robert Grillo Printed Name: Robert Grillo Title: Executive Director

[Signature Page to Term Loan Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as Lender

By: /s/ Cara Younger
Printed Name: Cara Younger
Title: Managing Director

By: /s/ Armen Semizian
Printed Name: Armen Semizian
Title: Managing Director

[Signature Page to Term Loan Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as Lender

By: /s/ Andres Barbosa
Printed Name: Andres Barbosa
Title: Managing Director

By: /s/ Rita Walz-Cuccioli
Printed Name: Rita Walz-Cuccioli
Title: Executive Director

[Signature Page to Term Loan Agreement]

CITIBANK, N.A., as Lender By: /s/ Michael Vondriska Printed Name: Michael Vondriska Title: Vice President

[Signature Page to Term Loan Agreement]

COMMERZBANK AG, NEW YORK BRANCH, as Lender By: /s/ Mathew Ward Printed Name: Mathew Ward Title: Managing Director By: /s/ Robert Sullivan Printed Name: Robert Sullivan Title: Vice President

[Signature Page to Term Loan Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender By: /s/ Jill Wong Printed Name: Jill Wong Title: Director By: /s/ Gordon Yip Printed Name: Gordon Yip Title: Director

[Signature Page to Term Loan Agreement]

HSBC BANK USA, N.A., as Lender By: /s/ Dennis Tybor Printed Name: Dennis Tybor Title: Senior Vice President

[Signature Page to Term Loan Agreement]

ING BANK N.V., as Lender By: /s/ Peter Kindt Printed Name: Peter Kindt Title: Managing Director By: /s/ Lars Vriens Printed Name: Lars Vriens Title: Managing Director

[Signature Page to Term Loan Agreement]

NATIXIS, NEW YORK BRANCH, as Lender By: /s/ Paolo Salvi Printed Name: Paolo Salvi Title: Managing Director By: /s/ Charles-Antoine Cessou Printed Name: Charles-Antoine Cessou Title: Director

[Signature Page to Term Loan Agreement]

OVERSEA-CHINESE BANKING CORPORATION LIMITED, NEW YORK AGENCY, as Lender By: /s/ Charles Ong Printed Name: Charles Ong Title: General Manager

[Signature Page to Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Lender By: /s/ Ana Gaytan Printed Name: Ana Gaytan Title: Assistant Vice President

[Signature Page to Term Loan Agreement]

STANDARD CHARTERED BANK, as Lender By: /s/ Kristopher Tracy Printed Name: Kristopher Tracy Title: Director, Financing Solutions

[Signature Page to Term Loan Agreement]

THE BANK OF NOVA SCOTIA, as Lender By: /s/ Dhirendra Udharamaney Printed Name: Dhirendra Udharamaney Title: Director

[Signature Page to Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender By: /s/ Michael J. Stein Printed Name: Michael J. Stein Title: Executive Director

[Signature Page to Term Loan Agreement]

AGRICULTURAL BANK OF CHINA, NEW YORK BRANCH, as Lender By: /s/ Nelson Chou Printed Name: Nelson Chou Title: SVP & Head of Corporate Banking

[Signature Page to Term Loan Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender By: /s/ Ming K. Chu Printed Name: Ming K. Chu Title: Director By: /s/ Marko Lukin Printed Name: Marko Lukin Title: Vice President

[Signature Page to Term Loan Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as Lender

By: /s/ Chan K. Park
Printed Name: Chan K. Park
Title: Executive Director

By: /s/ Peichen Chen
Printed Name: Peichen Chen
Title: Vice President

[Signature Page to Term Loan Agreement]

SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH, as Lender By: /s/ Ritch Vilas Boas Printed Name: Ritch Vilas Boas Title: Senior Director

[Signature Page to Term Loan Agreement]

BANK OF CHINA, NEW YORK BRANCH, as Lender By: /s/ René del Portillo Printed Name: René del Portillo Title: Vice President By: /s/ Raymond Qiao Printed Name: Raymond Qiao Title: Vice President

[Signature Page to Term Loan Agreement]

BANK OF CHINA (EUROPE) S.A., as Lender By: /s/ Mr. Zhao Yi Printed Name: Mr. Zhao Yi Title: Assistant General Manager

[Signature Page to Term Loan Agreement]

SCHEDULE 1.1

COMMITMENTS

Lender	Tranche A Term Loan Commitment	Tranche B Term Loan Commitment	Tranche C Term Loan Commitment
Sumitomo Mitsui Banking Corporation	$0	$0	$179,282,868.56
Bank of America, N.A.	$0	$0	$179,282,868.53
Bank of Montreal	$0	$0	$179,282,868.53
BNP Paribas	$0	$0	$179,282,868.53
Coöperatieve Rabobank U.A., New York Branch	$0	$0	$179,282,868.53
JPMorgan Chase Bank, N.A.	$0	$0	$179,282,868.53
Mizuho Bank, Ltd.	$0	$0	$179,282,868.53
Australia and New Zealand Banking Group Limited	$0	$0	$45,152,722.44
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$0	$0	$45,152,722.44
Banco Santander, S.A., New York Branch	$0	$0	$45,152,722.44
Citibank, N.A.	$0	$0	$45,152,722.44
Commerzbank AG, New York Branch	$0	$0	$45,152,722.44
Credit Agricole Corporate and Investment Bank	$0	$0	$45,152,722.44
HSBC Bank USA, National Association	$0	$0	$45,152,722.44
ING Bank N.V.	$0	$0	$45,152,722.44
Natixis, New York Branch	$0	$0	$45,152,722.44
Oversea-Chinese Banking Corporation Limited, New York Agency	$0	$0	$45,152,722.44
PNC Bank, National Association	$0	$0	$45,152,722.44

Standard Chartered Bank	$0	$0	$45,152,722.44
The Bank of Nova Scotia	$0	$0	$45,152,722.44
Wells Fargo Bank, National Association	$0	$0	$45,152,722.44
Agricultural Bank of China, Limited, New York Branch	$0	$0	$22,576,361.22
Bank of China, New York Branch	$0	$0	$13,545,816.73
Bank of China (Europe) S.A.	$0	$0	$9,030,544.49
Deutsche Bank AG New York Branch	$0	$0	$22,576,361.22
Industrial and Commercial Bank of China Limited, New York Branch	$0	$0	$22,576,361.22
Sumitomo Mitsui Trust Bank, Limited, New York Branch	$0	$0	$22,576,361.22
Total	$0	$0	$2,000,000,000.00

SCHEDULE 1.2

MATERIAL SUBSIDIARIES

Name	Percentage Directly or Indirectly Owned by the Guarantor

Bunge Alimentos S.A.	100%
Koninklijke Bunge B.V.	100%
Bunge Holdings B.V.	100%
Bunge Brasil Holdings B.V.	100%
Bunge S.A.	100%
Bunge North America, Inc.	100%
Bunge Canada Investments, Inc.	100%
Bunge N.A. Holdings, Inc.	100%
Bunge Holdings North America, Inc.	100%
Bunge Corporation Limited	100%

SCHEDULE 3.3

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

EXHIBIT A

FORM OF GUARANTY AGREEMENT

EXHIBIT B-1

FORM OF BORROWER RESPONSIBLE OFFICER’S CERTIFICATE

EXHIBIT B-2

FORM OF BORROWER SECRETARY CERTIFICATE

EXHIBIT B-3

FORM OF GUARANTOR RESPONSIBLE OFFICER’S CERTIFICATE

EXHIBIT B-4

FORM OF GUARANTOR SECRETARY CERTIFICATE

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE
Reference is made to the Term Loan Agreement, dated as of June 30, 2025, (as amended, supplemented or otherwise modified prior to the Effective Date (as defined below), the “Agreement”), among BUNGE LIMITED FINANCE CORP. (the “Borrower”), the Lenders named therein, and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent (the “Administrative Agent”). Terms defined in the Agreement are used herein with the same meanings.
_______________ (the “Assignor”) and ________________ (the “Assignee”) agree as follows:
1.The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, a _____% interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Agreement with respect to those credit facilities contained in the Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 (the aggregate principal amount of which is not less than $5,000,000, except in the case of an assignment of all the Assignee’s interests under the Agreement).
2.The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, the Guarantor, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, the Guarantor, any of its Subsidiaries or any other obligor of any of their respective obligations under the Agreement or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches the promissory note(s) (if any) held by it evidencing the Assigned Facilities and (a) requests that the Administrative Agent (upon request by the Assignee) exchange such promissory note(s) for a new promissory note or promissory notes payable to the Assignee and (b) if the Assignor has retained any interest in the Assigned Facilities, requests that the Administrative Agent exchange the attached promissory note(s) for a new promissory note or promissory notes payable to the Assignor, in each case, in the amount which reflects the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
3.The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Agreement, together with copies of the financial statements delivered pursuant to subsections 5.1(g) and 5.1(h) thereof and subsection 8.1(a) of the Guaranty, dated June 30, 2025, by Bunge Global SA in favor of the Administrative Agent and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Agreement and will perform in accordance with its terms all the obligations which by the terms of the Agreement are required to be performed by it as a Lender including its obligation pursuant to subsection 2.11(e) or (f) of the Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.
4.The effective date of this Assignment and Acceptance shall be _________, 20__ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 8.6(c) of the Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five (5) Business Days after the date of such acceptance and recording by the Administrative Agent).
5.Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue on or subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
6.From and after the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.
7.This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of ________, 20__ by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance
relating to the Term Loan Agreement dated as of June 30, 2025, among BUNGE LIMITED FINANCE CORP., the Lenders named therein, and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent (in such capacity, the “Administrative Agent”).

Name of Assignor: Name of Assignee: Effective Date of Assignment:
Principal Amount Assigned	Aggregate Exposure Percentage Assigned (to at least fifteen decimals) (shown as a percentage of aggregate principal amount of all Lenders)

Accepted: [ASSIGNOR] By:__________________________________ Name: Title:	[ASSIGNEE] By:__________________________________ Name: Title:
Consented To:[1]
SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent By:__________________________________ Name: Title:	BUNGE LIMITED FINANCE CORP. By:__________________________________ Name: Title:

1     Consent of the Administrative Agent and the Borrower is required only with respect to assignments to a Person not then a Lender or a Lender Affiliate and any assignment of the Commitment to a Person that does not have a Commitment (except that the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing).

EXHIBIT D-1

FORM OF LEGAL OPINION OF REED SMITH LLP

EXHIBIT D-2

FORM OF LEGAL OPINION OF HOMBURGER AG

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement, dated as of June 30, 2025 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

Pursuant to the provisions in subsection 2.10(f) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

                        [NAME OF NON-U.S. LENDER]

                        By: ________________________
                            Name:
                            Title:

Date:

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement, dated as of June 30, 2025 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

Pursuant to the provisions in subsection 2.10(f) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

                        [NAME OF PARTICIPANT]

                        By: ________________________
                            Name:
                            Title:

Date:

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement, dated as of June 30, 2025 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

Pursuant to the provisions in subsection 2.10(f) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

                        [NAME OF PARTICIPANT]

                        By: ________________________
                            Name:
                            Title:

Date:

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Term Loan Agreement, dated as of June 30, 2025 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

Pursuant to the provisions in subsection 2.10(f) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

                        [NAME OF NON-U.S. LENDER]

                        By: ________________________
                            Name:
                            Title:

Date:

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

[Date]
This Solvency Certificate (“Certificate”) of Bunge Global SA, a corporation incorporated under the laws of Switzerland (the “Guarantor”), is delivered pursuant to Section 4.1(f) of the Term Loan Agreement, dated as of June 30, 2025 (the “Credit Agreement”), by and among Bunge Limited Finance Corp., as borrower, the Lenders from time to time party thereto, and Sumitomo Mitsui Banking Corporation, as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
I, [●], the duly elected, qualified and acting [●] of the Guarantor, DO HEREBY CERTIFY, in that capacity only and not in my individual capacity (and without personal liability), as follows:
1.I have reviewed the Credit Agreement and the other Loan Documents referred to therein (collectively, the “Transaction Documents”) and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.
2.As of the date hereof, after giving effect to the Transactions, it is my opinion that the Guarantor and its consolidated Subsidiaries (taken as a whole) are Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned, in his capacity as [●] of the Guarantor has executed this Officer's Certificate as of the date first written above.

BUNGE GLOBAL SA
By:
Name:
Title: